SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 10

to

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Goodrich Petroleum Corporation

(Name of Subject Company and Filing Person (Issuer)

5.375% Series B Cumulative Convertible Preferred Stock

10.00% Series C Cumulative Preferred Stock

9.75% Series D Cumulative Preferred Stock

and

10.00% Series E Cumulative Convertible Preferred Stock

(Title of Class of Securities)

382410 603

382410 702

382410 884

382410 850

(CUSIP Number of Class of Securities)

Michael J. Killelea

Senior Vice President, General Counsel and

Corporate Secretary

801 Louisiana Street, Suite 700

Houston, Texas 77002

(713) 780-9494

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Stephen M. Gill

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$4,953,065	$499

*	Estimated solely for the purpose of calculating the registration fee. The transaction valuation upon which the filing fee was based was calculated as follows: the sum of (i) the product of $0.48, the average of the high and low price of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), as listed on the OTC Market on January 25, 2016, and 1,483,441, the total amount of issued and outstanding shares of the Series B Preferred Stock, (ii) the product of $0.64, the average of the high and low price of the Company’s 10.00% Series C Cumulative Preferred Stock, par value $1.00 per share (the “Series C Preferred Stock”), as listed on the OTC Market on January 25, 2016, and 3,060,412, the total amount of issued and outstanding depositary shares of Series C Preferred Stock, (iii) the product of $0.63, the average of the high and low price of the Company’s 9.75% Series D Cumulative Preferred Stock, par value $1.00 per share (the “Series D Preferred Stock”), as listed on the OTC Market on January 25, 2016, and 3,621,070, the total amount of issued and outstanding depositary shares of Series D Preferred Stock and (iv) $1,075, one-third of the book value of the Company’s 10.00% Series E Cumulative Convertible Preferred Stock, par value $1.00 per share, because the Company has a capital deficit. The registration fee was paid on January 26, 2016 in connection with the filing by the Company of the original Schedule TO-I.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$499	Filing Party:	Goodrich Petroleum Corporation
Form or Registration No.:	Schedule TO-I	Date Filed:	January 26, 2016

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

INTRODUCTORY STATEMENT

This Amendment No. 10 amends and supplements the Tender Offer Statement on Schedule TO-I (as amended and restated, the “Schedule TO-I”) originally filed with the United States Securities and Exchange Commission on January 26, 2016 by Goodrich Petroleum Corporation (the “Company”), in connection with its offers to exchange (the “Exchange Offers”), on the terms and subject to the conditions set forth in the Offer to Exchange, dated January 26, 2016, as amended and restated on February 5, 2016 (as it may be further supplemented and amended from time to time, the “Offer to Exchange”), as supplemented by the First Supplement to Amended and Restated Offer to Exchange, dated February 25, 2016 (the “First Supplement”), the Second Supplement to Amended and Restated Offer to Exchange, dated March 3, 2016 (the “Second Supplement”), the Third Supplement to Amended and Restated Offer to Exchange, dated March 17, 2016 (the “Third Supplement”), and the Fourth Supplement to Amended and Restated Offer to Exchange, dated April 1, 2016 (the “Fourth Supplement”), and the related Fifth Amended and Restated Letter of Transmittal (as it may be further supplemented and amended from time to time, the “Letter of Transmittal” and, together with the Offer to Exchange, the First Supplement, the Second Supplement, the Third Supplement and the Fourth Supplement, the “Offering Documents”), any and all of the shares of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock, any and all of the depositary shares representing the Company’s 10.00% Series C Cumulative Preferred Stock, any and all of the depositary shares representing the Company’s 9.75% Series D Cumulative Preferred Stock and any and all of the depositary shares representing the Company’s 10.00% Series E Cumulative Convertible Preferred Stock, in each case outstanding as of December 31, 2015, for newly issued shares of the Company’s common stock, par value $0.20 per share.

The purpose of this Amendment No. 10 is to amend and supplement the terms of the Exchange Offers by, among other things (i) announcing that the Exchange Offers expired at 5:00 pm, New York City time, on April 8, 2016 and (ii) announcing the final results of the Exchange Offers. Except as specifically provided herein, the information contained in the Offering Documents remains unchanged by this Amendment No. 10. You should read this Amendment No. 10 together with the Offering Documents.

Item 4.	Terms of the Transaction.

(a)	Material Terms.

(1)	Tender Offer.

The information set forth in the Offer to Exchange is amended and supplemented by the following information.

The Exchange Offers expired at 5:00 pm, New York City time, on April 8, 2016, which we refer to as the Expiration Date. The Company has been advised by American Stock Transfer & Trust Company, LLC, as Exchange Agent, that, pursuant to the terms of the Exchange Offers, 286,075 shares of Series B Preferred Stock, 1,107,326 depositary shares of Series C Preferred Stock, 1,257,424 depositary shares of Series D Preferred Stock and 2,488,652 depositary shares of Series E Preferred Stock were properly tendered and not validly withdrawn, or converted into common stock in accordance with the terms thereof, prior to the Expiration Date. Because the minimum tender conditions of the Exchange Offers, as set forth in the Offer to Exchange, were not met, the Company has not accepted for exchange any of the shares of Existing Preferred Stock properly tendered and not validly withdrawn prior to the Expiration Date.

The Company’s press release, dated April 11, 2016, announcing the expiration and results of the Exchange Offers is included as Exhibit (a)(2)(xi) hereto.

Item 12.	Exhibits.

Exhibit	Description

(a)(1)(i)*	Offer to Exchange, dated January 26, 2016.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)**	Amended and Restated Offer to Exchange, dated February 5, 2016.

Exhibit	Description

(a)(1)(iv)**	Form of Amended and Restated Letter of Transmittal.

(a)(1)(v)****	First Supplement to Amended and Restated Offer to Exchange, dated February 25, 2016.

(a)(1)(vi)****	Form of Second Amended and Restated Letter of Letter of Transmittal.

(a)(1)(vii)†	Second Supplement to Amended and Restated Offer to Exchange, dated March 3, 2016.

(a)(1)(viii)†	Form of Third Amended and Restated Letter of Transmittal.

(a)(1)(ix)†††	Third Supplement to Amended and Restated Offer to Exchange, dated March 17, 2016.

(a)(1)(x)†††	Form of Fourth Amended and Restated Letter of Transmittal.

(a)(1)(xi)#	Fourth Supplement to Amended and Restated Offer to Exchange, dated April 1, 2016.

(a)(1)(xii)#	Form of Fifth Amended and Restated Letter of Transmittal.

(a)(2)(i)	Press Release, dated January 26, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on January 26, 2016).

(a)(2)(ii)	Press Release, dated February 5, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on February 5, 2016).

(a)(2)(iii)	Press Release, dated February 25, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on February 25, 2016).

(a)(2)(iv)***	Script of Conference Call Regarding Offer to Exchange.

(a)(2)(v)	Press Release, dated March 2, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on March 3, 2016).

(a)(2)(vi)	Press Release, dated March 8, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on March 8, 2016).

(a)(2)(vii)††	Script of Conference Call Regarding Offer to Exchange.

(a)(2)(viii)	Press Release, dated March 16, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on March 17, 2016).

(a)(2)(ix)	Press Release, dated March 31, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 1, 2016).

(a)(2)(x)	Press Release, dated April 5, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 6, 2016).

(a)(2)(xi)	Press Release, dated April 11, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 11, 2016).

(b)	Not applicable.

(d)(i)	Registration Rights Agreement, dated March 12, 2015, by and among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C. and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K (File No. 001-12719) filed on March 18, 2015).

(d)(ii)	Warrant Registration Rights Agreement, dated March 12, 2015, by and among Goodrich Petroleum Corporation and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K (File No. 001-12719) filed on March 18, 2015).

Exhibit	Description

(d)(iii)	Restructuring Support Agreement and term sheet, dated March 28, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 1, 2016).

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed with the Schedule TO-I on January 26, 2016.
**	Previously filed with the Schedule TO-I/A on February 5, 2016.
***	Previously filed with the Schedule TO-I/A on February 16, 2016.
****	Previously filed with the Schedule TO-I/A on February 25, 2016.
†	Previously filed with the Schedule TO-I/A on March 3, 2016.
††	Previously filed with the Schedule TO-I/A on March 9, 2016.
†††	Previously filed with the Schedule TO-I/A on March 17, 2016.
#	Previously filed with the Schedule TO-I/A on April 1, 2016.

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 11, 2016

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael J. Killelea
Name:	Michael J. Killelea
Title:	Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

(a)(1)(i)*	Offer to Exchange, dated January 26, 2016.

(a)(1)(ii)*	Form of Letter of Transmittal.

(a)(1)(iii)**	Amended and Restated Offer to Exchange, dated February 5, 2016.

(a)(1)(iv)**	Form of Amended and Restated Letter of Transmittal.

(a)(1)(v)****	First Supplement to Amended and Restated Offer to Exchange, dated February 25, 2016.

(a)(1)(vi)****	Form of Second Amended and Restated Letter of Letter of Transmittal.

(a)(1)(vii)†	Second Supplement to Amended and Restated Offer to Exchange, dated March 3, 2016.

(a)(1)(viii)†	Form of Third Amended and Restated Letter of Transmittal.

(a)(1)(ix)†††	Third Supplement to Amended and Restated Offer to Exchange, dated March 17, 2016.

(a)(1)(x)†††	Form of Fourth Amended and Restated Letter of Transmittal.

(a)(1)(xi)#	Fourth Supplement to Amended and Restated Offer to Exchange, dated April 1, 2016.

(a)(1)(xii)#	Form of Fifth Amended and Restated Letter of Transmittal.

(a)(2)(i)	Press Release, dated January 26, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on January 26, 2016).

(a)(2)(ii)	Press Release, dated February 5, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on February 5, 2016).

(a)(2)(iii)	Press Release, dated February 25, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on February 25, 2016).

(a)(2)(iv)***	Script of Conference Call Regarding Offer to Exchange.

(a)(2)(v)	Press Release, dated March 2, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on March 3, 2016).

(a)(2)(vi)	Press Release, dated March 8, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on March 8, 2016).

(a)(2)(vii)††	Script of Conference Call Regarding Offer to Exchange.

(a)(2)(viii)	Press Release, dated March 16, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on March 17, 2016).

(a)(2)(ix)	Press Release, dated March 31, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 1, 2016).

(a)(2)(x)	Press Release, dated April 5, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 6, 2016).

(a)(2)(xi)	Press Release, dated April 11, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 11, 2016).

(b)	Not applicable.

Exhibit	Description

(d)(i)	Registration Rights Agreement, dated March 12, 2015, by and among Goodrich Petroleum Corporation, Goodrich Petroleum Company, L.L.C. and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K (File No. 001-12719) filed on March 18, 2015).

(d)(ii)	Warrant Registration Rights Agreement, dated March 12, 2015, by and among Goodrich Petroleum Corporation and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (Incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K (File No. 001-12719) filed on March 18, 2015).

(d)(iii)	Restructuring Support Agreement and term sheet, dated March 28, 2016 (Incorporated by reference to Exhibit 99.1 to Goodrich Petroleum Corporation’s Current Report on Form 8-K (File No. 001-12719) filed on April 1, 2016).

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed with the Schedule TO-I on January 26, 2016.
**	Previously filed with the Schedule TO-I/A on February 5, 2016.
***	Previously filed with the Schedule TO-I/A on February 16, 2016.
****	Previously filed with the Schedule TO-I/A on February 25, 2016.
†	Previously filed with the Schedule TO-I/A on March 3, 2016.
††	Previously filed with the Schedule TO-I/A on March 9, 2016.
†††	Previously filed with the Schedule TO-I/A on March 17, 2016.
#	Previously filed with the Schedule TO-I/A on April 1, 2016.